EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2011

BOISE, Idaho, June 23, 2011 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2011, which ended June 2, 2011. For the third quarter, the company had net income attributable to Micron shareholders of $75 million, or $0.07 per diluted share, on net sales of $2.1 billion.

The company’s consolidated gross margin improved to 22 percent for the third quarter of fiscal 2011 from 19 percent for the second quarter of fiscal 2011 due primarily to decreases in manufacturing costs. Revenue from sales of DRAM products was 7 percent lower in the third quarter of fiscal 2011 compared to the second quarter of fiscal 2011 due to a decrease in sales volume. Revenue from sales of NAND Flash products was 5 percent lower in the third quarter of fiscal 2011 compared to the second quarter of fiscal 2011 due to a 5 percent decrease in average selling prices. Sales of NOR Flash products were approximately 17 percent of total net sales for the third quarter of fiscal 2011.

Cash flows from operations for the third quarter of fiscal 2011 were $589 million. During the third quarter of fiscal 2011, the company invested $534 million in capital expenditures. In addition, during the third quarter, the company paid down $327 million of debt and ended the quarter with cash and short-term investments of $2.4 billion.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s web site until June 23, 2012. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference ID: 76907886) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Thursday, June 30, 2011.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 2,	Mar. 3,	Jun. 3,	Jun. 2,	Jun. 3,
	2011	2011	2010	2011	2010

Net sales	$2,139	$2,257	$2,288	$6,648	$5,989
Cost of goods sold	1,661	1,822	1,440	5,211	4,056
Gross margin	478	435	848	1,437	1,933
Selling, general and administrative	151	146	190	437	387
Research and development	211	186	142	582	427
Other operating (income) expense, net (1)	(121)	(76)	(24)	(388)	(37)
Operating income	237	179	540	806	1,156
Gain from acquisition of Numonyx (2)	--	--	437	--	437
Interest income (expense), net	(22)	(21)	(40)	(73)	(129)
Other non-operating income (expense), net (3)	10	--	1	(104)	56
Income tax (provision) benefit (2)(4)	(104)	(35)	41	(187)	44
Equity in net income (losses) of equity method investees	(44)	(48)	(19)	(118)	(23)
Net (income) loss attributable to noncontrolling interests	(2)	(3)	(21)	(22)	(33)
Net income attributable to Micron	$75	$72	$939	$302	$1,508

Earnings per share:
Basic	$0.07	$0.07	$1.06	$0.31	$1.75
Diluted	0.07	0.07	0.92	0.30	1.55

Number of shares used in per share calculations:
Basic	998.9	988.1	885.4	986.6	860.0
Diluted	1,041.7	1,037.3	1,049.4	1,036.9	1,019.7

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Jun. 2,	Mar. 3,	Sep. 2,
	2011	2011	2010

Cash and short-term investments	$2,395	$2,184	$2,913
Receivables	1,495	1,393	1,531
Inventories	2,068	1,957	1,770
Total current assets	6,045	5,654	6,333
Property, plant and equipment, net	7,103	7,055	6,601
Total assets	14,570	14,398	14,693

Accounts payable and accrued expenses	1,912	1,815	1,509
Current portion of long-term debt	184	420	712
Total current liabilities	2,588	2,590	2,702
Long-term debt (3)	1,388	1,320	1,648

Total Micron shareholders’ equity	8,583	8,462	8,020
Noncontrolling interests in subsidiaries (5)	1,449	1,500	1,796
Total equity	10,032	9,962	9,816

	Nine Months Ended
	Jun. 2,	Jun. 3,
	2011	2010

Net cash provided by operating activities	$2,130	$2,019
Net cash used for investing activities	(1,372)	(219)
Net cash used for financing activities	(1,276)	(972)

Depreciation and amortization	1,592	1,474
Expenditures for property, plant and equipment	(1,682)	(269)
Payments on equipment purchase contracts	(262)	(199)
Net distributions to noncontrolling interests	(151)	(220)

Noncash equipment acquisitions on contracts payable and capital leases	422	281

(1)	Other operating (income) expense consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 2,	Mar. 3,	Jun. 3,	Jun. 2,	Jun. 3,
	2011	2011	2010	2011	2010

Gain on sale of Japan facility	$(54)	$--	$--	$(54)	$--
Samsung patent cross-license agreement	(35)	(40)	--	(275)	--
Restructure	(12)	(17)	(5)	(25)	(7)
(Gain) loss on disposition of property, plant and equipment	(7)	(16)	(1)	(23)	(10)
(Gain) loss from changes in currency exchange rates	(1)	--	1	6	20
Other	(12)	(3)	(19)	(17)	(40)
	$(121)	$(76)	$(24)	$(388)	$(37)

During the third quarter of fiscal 2011, the company completed the sale of its wafer fabrication facility in Japan to Tower Semiconductor Ltd. (“TowerJazz”). In connection therewith, the company entered into a supply agreement with TowerJazz to manufacture products for the company in the Japan facility for approximately three years. Other operating income in the third quarter of fiscal 2011 included a $54 million gain from the sale. In addition, income tax provision in the third quarter of fiscal 2011 included a charge of $74 million to write down certain tax assets as a result of the transaction.

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, of which the company received $200 million, $40 million and $35 million in the first, second and third quarters, respectively, of fiscal 2011. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Other operating income in the third quarter of fiscal 2011 also included $8 million of receipts from the U.S. government in connection with anti-dumping tariffs. Other operating income in the third quarter and first nine months of fiscal 2010 includes $16 million and $24 million, respectively, of grant income related to the company’s operations in China. Other operating income in the first nine months of fiscal 2010 included $11 million of receipts from the U.S. government in connection with anti-dumping tariffs.

(2)
During the third quarter of fiscal 2010, the company acquired Numonyx Holdings B.V. (“Numonyx”), which manufactured and sold primarily NOR Flash and NAND Flash memory products.  The total fair value of the consideration paid for Numonyx was $1,112 million and consisted of 137.7 million shares of the company’s common stock issued to the Numonyx shareholders and 4.8 million restricted stock units issued to employees of Numonyx.  In connection with the acquisition, the company recorded net assets of $1,549 million.  Because the fair value of the net assets acquired exceeded the purchase price, the company recognized a gain on the acquisition of $437 million in the third quarter of 2010.  In addition, the company recognized a $51 million income tax benefit in connection with the acquisition.

(3)
During the first quarter of fiscal 2011, the company entered into separate privately negotiated purchase and exchange agreements under which it repurchased $91 million in principal amount of its 4.25% Convertible Senior Notes due 2013 (the “2013 Notes”), repurchased $176 million in principal amount of its 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”) and exchanged $175 million of the Existing 1.875% Notes for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (the “2027 Notes”).

The 2027 Notes are convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 91.7431 common shares per $1,000 principal amount. Upon conversion, holders will receive cash up to the principal amount, and any excess value will be delivered, at the company’s election, in cash, common stock or a combination of cash and common stock. Holders of the 2027 Notes have an option to require the company to purchase the notes on June 1, 2017, and in certain other circumstances, at a price equal to 100 percent of the principal amount of notes plus accrued and unpaid interest.

In connection with the repurchase transactions, the aggregate carrying amount of debt (including unamortized discount and issuance costs) of $232 million was redeemed for $328 million in cash (including fees). As a result of the repurchase transactions and the effect of the exchange, the company recognized a non-operating loss of $111 million in the first quarter of fiscal 2011.

Other non-operating income in the third quarter of fiscal 2011 included $15 million in connection with the release of the company’s guarantee of certain debt. Other non-operating income in the first nine months of fiscal 2010 included a gain of $56 million recognized in the first quarter in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method. As a result of, and at the time of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(4)
Income tax provision in the third quarter of fiscal 2011 included a charge of $74 million to write down certain tax assets as a result of the TowerJazz transaction. Income tax provision in the second quarter of fiscal 2011 included a charge to reduce net deferred tax assets by $19 million in connection with a change in tax rates. Income tax provision in the first nine months of fiscal 2011 included charges aggregating $45 million in connection with the Samsung cross-license agreement. Income taxes in the third quarter and first nine months of fiscal 2010 included a $51 million benefit recorded in connection with the Numonyx acquisition. Remaining taxes in fiscal 2011 and 2010 primarily reflected taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax assets associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2011 and 2010 were substantially offset by changes in the valuation allowance.

(5)
During the second quarter of fiscal 2011, the company acquired Hewlett-Packard Singapore (Private) Limited’s interest in TECH Semiconductor Singapore Pte. Ltd., (“TECH”), a consolidated joint venture of the company, for $38 million. Additionally, during the second quarter, the company acquired Canon Inc.’s interest in TECH for $121 million. In connection therewith, noncontrolling interests in subsidiaries decreased by $226 million and additional capital increased by $67 million.  As a result of these transactions, the company’s ownership interest in TECH increased during the second quarter of 2011 from 87% to 100%.